Exhibit 10.5

June 13, 2016

«First_Name» «Last_Name»
«Address1»
«City», «State» «Zip»

Re: Key Employee Retention Bonus
Dear «Nick_Name»:
In recognition of your continuing key role at Basic Energy Services, Inc. (the “Company”), you shall be entitled to a bonus upon the terms and conditions set forth in this letter agreement (this “Agreement”). Please refer to Appendix A for certain defined terms used herein.

1.
Retention Bonus. You shall be entitled to a retention bonus of $«Total_Retention_Award_Amount1» (the “Retention Bonus”), payable on the schedule set forth below, subject to your continued employment through June 20, 2017 (the “Vesting Date”) and certain exceptions as provided in Section 4 of this Agreement.

Payment of the Retention Bonus is separate from, and in addition to, your regular salary and benefits and therefore, this Agreement is not subject to the terms and conditions contained in any employment contract, offer letter or other employment communication or policy.

2.
Payment Schedule. The Retention Bonus will be paid to you in four cash installment payments equal to twenty-five percent (25%) of the amount of the Retention Bonus (less all required tax withholdings) (each, an “Installment Payment”). The first Installment Payment will be paid to you as soon as administratively practicable after the execution of this Agreement. The remaining three Installment Payments will be paid to you on each of (i) August, 15, 2016, (ii) November 15, 2016 and (iii) February 15, 2017, subject to the terms and conditions of this Agreement.

The payments hereunder shall not be taken into account for purposes of any other compensation or benefit program of the Company.

3.
Clawback; Forfeiture. Notwithstanding anything herein to the contrary, if prior to the Vesting Date you voluntarily terminate your employment with the Company other than as an Eligible Retirement, or your employment is terminated by the Company for Cause, you agree that (a) you shall forfeit all of your rights to payment of any remaining Installment Payments, and (b) you will re-pay to the Company the total amount of each Installment Payment paid prior to such termination, within five days after receipt of a written notice of the Company requiring the same.

4.
Nonforfeiture. If your employment with the Company is terminated without Cause, by you as an Eligible Retirement, or by reason of Disability or death, in each case, prior to the Vesting Date, you (or your estate or beneficiaries, as applicable) shall remain eligible to receive any scheduled Installment Payment after such termination date on the scheduled payment date. If any of the foregoing terminations occur, any previously paid Installment Payments will not be subject to the clawback provision in Section 3 above.

5.	Release of Claims. Your retention of all or any portion of the Retention Bonus on account of a termination of employment by the Company without Cause or by you as an Eligible Retirement shall be contingent on your executing and not revoking an agreement, in a standard form provided by the Company, granting a full release of all actual and potential claims you have or may have against the Company or its affiliates.

6.
409A. The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A.

7.
Assignment. You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor (including any acquirer of substantially all of the assets of the Company).

8.
Entire Agreement. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written; provided, however, this Agreement does not impact, alter, modify, amend or otherwise supersede any of the rights or obligations of either party under any employment agreement or arrangement, or any existing severance agreements in place between you and the Company. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.

9.
Notices. All notices, approvals and other communications required or permitted to be given under this Agreement shall be in writing and shall be validly served or given if delivered in person, electronically (with read receipt acknowledgment), mailed by first class mail (registered or certified, return receipt requested), or overnight air courier with proof of delivery (i) if to the Company, at its principal corporate offices addressed to the attention of Gina McCormick, and (ii) if to you, at your home address as such address may appear on the records of the Company, or to such other address as such party may hereafter specify in written notice to the other party.

10.
Confidentiality. You hereby agree, to the maximum extent permitted by law, to, and cause your affiliates and representatives to, keep confidential the existence and the terms of this Agreement; provided, however, that (i) you may disclose the terms of this Agreement to your financial or legal advisers who reasonably need to have access to such information to provide services to you, provided that you have made such advisors aware of the confidential nature of such information prior to disclosure, and (ii) you may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Company.

11.
Governing Law; WAIVER OF JURY TRIAL. To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof. The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of Texas or federal court sitting in Tarrant County in any action or proceeding arising out of or relating to this Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in Texas or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.
Tax. Amounts payable under this Agreement shall be subject to withholding for federal, state, local or foreign taxes (including, but not limited to, any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.

13.
Waiver. Failure by either party to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

14.
Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.
Counterpart Originals. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

To accept this Agreement, please sign where indicated below, and return the entire document no later than Monday, June 20, 2016 to Gina McCormick.
Sincerely

BASIC ENERGY SERVICES, INC.

_____________________________
By: Roe Patterson
Title: President and CEO

ACCEPTED AND AGREED AS OF THE
DATE BELOW:

________________________________
By:

________________________________
Date: